                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              RYERSON TULL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

Neil S. Novich
Chairman, President and
Chief Executive Officer

                                      March 16, 2000

Dear Stockholder:

   Ryerson Tull, Inc. will hold its 2000 Annual Meeting of Stockholders on Thursday, April 27, 2000 at 10:30 a.m., Chicago time, at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois. I hope you will join us.

   At the meeting we will discuss our strategic initiatives and financial performance. In addition, you will have an opportunity to ask questions. The attached notice and proxy statement describe the meeting's agenda.

   I look forward to seeing you on April 27. If you do not expect to attend the meeting, please take a moment now to complete and return the enclosed proxy card in the envelope provided. Whether in person or by proxy, your participation in the annual meeting is important to us.

                                      Cordially,

                                      Neil S. Novich
                                      Chairman, President and
                                      Chief Executive Officer

                 2621 West 15th Place, Chicago, Illinois 60608

2621 WEST 15th PLACE
CHICAGO, ILLINOIS 60608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2000

To Stockholders:

   We will hold the Annual Meeting of Stockholders of Ryerson Tull, Inc., a Delaware corporation, at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 27, 2000 beginning at 10:30 a.m., Chicago time, for the purpose of:

  1. Electing directors of the Company; and

  2. Considering any other matter that may properly come before the meeting.

   Holders of voting securities at the close of business on March 7, 2000 are entitled to receive notice of and vote at the Annual Meeting.

   This Notice of the Annual Meeting includes a Proxy Statement. Please sign, date and return the enclosed proxy card in the accompanying envelope as soon as possible whether or not you expect to attend the Annual Meeting.

   The Company's 1999 Annual Report, which includes the Company's 1999 financial statements, accompanies this mailing. Additional copies are available upon written request to the Ryerson Tull investor relations department.

                                      By order of the Board of Directors,

                                      Joyce E. Mims
                                      Secretary

March 16, 2000
Chicago, Illinois

                            [LOGO OF RYERSON TULL]
                             2621 WEST 15th PLACE
                            CHICAGO, ILLINOIS 60608

                                PROXY STATEMENT

   The Board of Directors of Ryerson Tull, Inc., formerly Inland Steel Industries, Inc., solicits the enclosed proxy for the 2000 Annual Meeting to be held on April 27, 2000.

   Beginning on or about March 16, 2000, we will begin to solicit proxies by mail. We also may solicit proxies through our directors, officers and regular employees. We will pay all costs associated with this proxy solicitation, including a fee of $7,500 plus out-of-pocket expenses for MacKenzie Partners for its assistance. We will also reimburse brokers, banks and similar organizations for reasonable charges and expenses they incur in obtaining instructions from the beneficial owners of our common stock.

   On February 25, 1999, our majority-owned subsidiary became our wholly owned subsidiary, then named Ryerson Tull, Inc., and each share of pre-merger Ryerson Tull Class A common stock was converted into 0.61 shares of our common stock. Pre-merger Ryerson Tull then merged with us and we changed our name to "Ryerson Tull, Inc." These mergers are together referred to as the "RT Merger."

   Our voting securities outstanding on March 7, 2000 consisted of 24,769,782 shares of common stock with one vote per share and 82,124 shares of Series A $2.40 Cumulative Convertible Preferred Stock with one vote per share. All voting securities vote together without regard to class on the matter expected to be voted upon at the Annual Meeting.

   If you sign, date and return the enclosed proxy by mail your shares will be voted as you direct. If you do not give any voting instructions your shares will be voted FOR the Board's nominees for director and in the discretion of the proxies on any other matters that may come before the meeting. You may revoke your proxy:

     (1) by submitting a revocation letter dated subsequent to the proxy;

     (2) by delivering a second signed proxy dated later than the first signed proxy; or

     (3) by attending the Annual Meeting and voting in person or by proxy.

   If you are a participant in the Shareholder Investment Service's dividend reinvestment program, shares credited to your account in that program will be voted only if and in the same manner as you vote your stock held of record. If you are not a stockholder of record, Harris Trust and Savings Bank, as custodian, will vote your shares only as you instruct.

   Proxies, consents, ballots and voting materials that identify the vote of specific holders are confidential, except in a contested proxy or consent solicitation or as otherwise required by law. They are returned to the tabulator and are available to the inspectors of election to enable them to certify the results of the vote. Harris Trust and Savings Bank will act as the tabulator, and officers or employees of the Harris Bank will serve as inspectors of election.

   We welcome comments from holders of voting securities. Comments written on or accompanying proxy cards will be provided to us without indication of the vote of the holder of the voting securities unless the vote is included in the comment or is necessary to understand the comment.

                             ELECTION OF DIRECTORS

   Following the Annual Meeting, the Board will consist of eight directors. All directors are elected by a plurality of the votes cast at the Annual Meeting. The outcome of the election is not affected by holders of voting securities who abstain from voting or withhold authority to vote in the election, or by broker non-votes. If any nominee should become unavailable for election, which we do not anticipate, proxies may be voted for the election of another person or persons designated by the Board, unless the Board has taken prior action to reduce its membership. The directors elected at the 2000 Annual Meeting will serve a one-year term, expiring at the 2001 Annual Meeting, and until their successors are duly elected and qualified.

Nominees for Election

   The nominees for election to the Board are described in brief biographies below. The period of service as a director shown for Mr. James Henderson includes the period during which he served as a director of our former subsidiary Inland Steel Company. The Board held five meetings during 1999. All incumbent directors attended at least 75% of the combined total number of meetings of the Board and committees on which they served, except for Mr. Josefowicz, who attended at least 75% of the meetings of the Board but less than 75% of the total number of meetings of the Board and committees on which he served. All nominees for the 2000 Board are presently serving as directors.

[PHOTO]
            Jameson A. Baxter
                         Director of pre-merger Ryerson Tull since January 1999
                                   Director of Ryerson Tull since February 1999

            Mrs. Baxter, age 56, has been President of Baxter Associates, Inc., a private management consulting and investment firm, since 1986. She also was Vice President and Principal of Regency Group, Inc., an investment banking firm, from 1989 to 1992. She served as Vice President of The First Boston Corporation, an investment banking firm, from 1975 to 1986, and held various other positions at The First Boston Corporation from 1965 to 1975. She is a member of our Compensation and Nominating and Governance Committees. She is a director of Banta Corporation and The Putnam Funds.

[PHOTO]
            Richard G. Cline     Director of pre-merger Ryerson Tull since 1996
                                   Director of Ryerson Tull since February 1999

            Mr. Cline, age 65, has been Chairman of Hussmann International, Inc., a manufacturer and service provider of merchandising and refrigeration systems for the commercial food industry, since January 1998. He is also Chairman of Hawthorne Investors, Inc., a private management advisory services and investment firm, which he founded in 1996. He served as Chairman of the Board of NICOR, Inc., a diversified holding company with subsidiaries engaged in natural gas distribution and containerized liner shipping, from 1986 to December 1995, as its Chief Executive Officer from 1986 to May 1995, and as its President and Chief Operating Officer from 1985 to 1988 and from 1990 to 1994. For the previous 22 years, he was an executive of Jewel Companies, Inc., becoming Chairman, President and Chief Executive Officer in 1984. He is Chairman of our Audit Committee and a member of our Nominating and Governance Committee. Mr. Cline also is a director of Kmart Corporation and Whitman Corporation and a trustee of Northern Institutional Funds, a registered investment company managed by The Northern Trust Company and The Northern Trust Qualitative Investment Advisors, Inc. He is a past chairman of the Federal Reserve Bank of Chicago.

[PHOTO]
            Gary L. Crittenden     Director of Ryerson Tull since February 1999

            Mr. Crittenden, age 46, has been Senior Vice President and Chief Financial Officer of Monsanto Company, a worldwide manufacturer and seller of diversified lines of agricultural products, nutrition and consumer products, pharmaceuticals and other products, since 1998. At Sears, Roebuck and Co., a multi-line retailer, he was Executive Vice President and Chief Financial Officer from 1997 to 1998, President of the Hardware Store division in 1997 and Executive Vice President, Strategy and Business Development from 1996 to 1997. He was Senior Vice President and Chief Financial Officer of Melville Corporation, a specialty retailer, from 1994 to 1996 and Executive Vice President and Chief Financial Officer of Filene's Basement, an off-price specialty chain of stores, from 1991 to 1994. He is a member of our Compensation and Nominating and Governance Committees.

[PHOTO]
            James A. Henderson   Director of pre-merger Ryerson Tull since 1996
                                            Director of Ryerson Tull since 1978

            Mr. Henderson, age 65, was the Chairman and Chief Executive Officer of Cummins Engine Company, Inc., a manufacturer of diesel engines, prior to his retirement on December 31, 1999. Mr. Henderson joined Cummins in 1964, was elected Executive Vice President in 1971, Executive Vice President and Chief Operating Officer in 1975, President and Chief Operating Officer in 1977, President and Chief Executive Officer in 1994, and Chairman and Chief Executive Officer in 1995. He is Chairman of our Nominating and Governance Committee and a member of our Audit Committee. Mr. Henderson is also a director of SBC Communications Inc., Rohm and Haas Company and International Paper Co.

[PHOTO]
            Gregory P. Josefowicz  Director of Ryerson Tull since February 1999

            Mr. Josefowicz, age 47, has been President, Chief Executive Officer and a director of Borders Group, Inc., an operator of book superstores and mall-based bookstores, since November 1999. He was Chief Executive Officer of the Jewel-Osco division of American Stores Company, which operates food and drug stores in the greater Chicago, Illinois and Milwaukee, Wisconsin areas, from 1997 until June 1999 when American Stores merged into Albertson's Inc., a retail food-drug chain. At that time Mr. Josefowicz became Albertson's Inc. President, Midwest Region. Mr. Josefowicz joined Jewel-Osco in 1974, and was elected Senior Vice President of Marketing and Advertising in 1993. He is a member of our Audit and Nominating and Governance Committees.

[PHOTO]
            Neil S. Novich       Director of pre-merger Ryerson Tull since 1994
                                   Director of Ryerson Tull since February 1999

            Neil S. Novich, age 45, has been our Chairman, President and Chief Executive Officer since February 1999. Mr. Novich was President, Chief Executive Officer and Chief Operating Officer of pre-merger Ryerson Tull from 1994 to February 1999. He was our Senior Vice President from January 1995 to May 1996. Prior to joining us in 1994, Mr. Novich led the Distribution and Logistics Practice at Bain & Company, an international management consulting firm. Mr. Novich is also a director of W.W. Grainger, Inc. and MetalSite General Partner, LLC.

[PHOTO]
            Jerry K. Pearlman    Director of pre-merger Ryerson Tull since 1996
                                   Director of Ryerson Tull since February 1999

            Mr. Pearlman, age 60, was Chairman of Zenith Electronics Corporation, a manufacturer of consumer electronics and cable television products, prior to his retirement in November 1995. He was also Chief Executive Officer of Zenith from 1983 through April 1995. He is Chairman of our Compensation Committee and a member of our Nominating and Governance Committee. Mr. Pearlman is also a director of Smurfit Stone Container Corporation and Nanophase Technologies Corporation.

[PHOTO]
            Ronald L. Thompson   Director of pre-merger Ryerson Tull since 1996
                                   Director of Ryerson Tull since February 1999

            Mr. Thompson, age 50, has been the Chairman of the Board, Chief Executive Officer and President of Midwest Stamping Co., a metal-stamping and assembly firm serving principally the automotive original equipment industry, since 1994. Prior to joining Midwest Stamping, he was Chairman of the Board and President of The GR Group, Inc., a diversified holding company with interests in manufacturing and service activities, from 1980 to 1993. He is a member of our Audit and Nominating and Governance Committees. Mr. Thompson also is a director of Ralston Purina Company and the Teachers Insurance and Annuity Association.

                     COMMITTEES OF THE BOARD OF DIRECTORS

   The standing committees of the Board include the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The members of these committees, none of whom is an employee of Ryerson Tull or any of its subsidiaries, are identified above.

   Audit Committee--The Audit Committee appoints an independent auditing firm to audit our financial books and records. The Audit Committee reviews the proposed scope and results of the annual audit, the recommendations of the independent auditors, and all non-audit services performed by the auditors. It also approves the auditors' compensation. The Audit Committee also reviews registration statements and the financial review section of our annual report to stockholders and Form 10-K; reviews our system of internal accounting and operating controls and the performance of our internal auditors; monitors compliance with our Code of Business Conduct; and reviews the minutes of the audit review by the independent auditors. The Audit Committee held two meetings in 1999.

   Compensation Committee--The Compensation Committee makes recommendations to the Board of Directors about the promotions and salaries of our officers and the establishment or modification of executive compensation plans and programs; and administers the Ryerson Tull Annual Incentive Plan, our incentive stock plans and our pension and retirement plans and trusts. The Report of the Compensation Committee of the Board of Directors Regarding Executive Compensation is included below. The Compensation Committee held three meetings in 1999.

   Nominating and Governance Committee--The Nominating and Governance Committee prepares and maintains a list of qualified candidates to fill vacancies on the Board of Directors and recommends to the Board of Directors candidates to fill any such vacancies; recommends to the Board a slate of candidates for election as directors at the annual meeting; monitors corporate governance issues; recommends to the Board policies and procedures for effective corporate governance and assures compliance with adopted policies and procedures; recommends to the Board a process for evaluating the Board and oversees the process when it is adopted; recommends the compensation to be paid to non-employee directors; and manages and controls the administration of directors' compensation plans. The Nominating and Governance Committee held one meeting in 1999.

   The Nominating and Governance Committee will consider qualified candidates recommended by the holders of voting securities as nominees for election at the annual meeting. To be considered by the Committee as a nominee for election at the 2001 Annual Meeting, the name of the candidate and a written description of his or her qualifications must be received by the Secretary of Ryerson Tull no sooner than November 16, 2000 and no later than December 16, 2000. Our By-laws provide a formal procedure, including an advance notice requirement, for holders of voting securities who intend to nominate persons for election as directors at the annual meeting.

                           COMPENSATION OF DIRECTORS

   Our Directors' Compensation Plan provides that each director who is not an employee of Ryerson Tull or any of our affiliates will receive an annual retainer of $40,000. Normally, we will pay half of the retainer in shares of our common stock and half in cash. However, directors may elect to receive all or any part of the cash portion of their retainer in whole shares of common stock.

   We pay the cash portion of the retainer quarterly. If a director serves for a fraction of a quarter, the cash portion for that quarter is prorated in whole months. We pay the stock portion of the retainer as restricted stock issued at the beginning of the director's term. Over the director's term, the restricted stock vests in quarterly increments. Directors are also entitled to any dividends that accrue on the restricted stock. In addition, non-employee directors receive $1,000 for attending a special Board meeting and a special committee meeting not held in conjunction with a regular or special Board meeting. We do not pay fees to directors for attending other Board or committee meetings. A non-employee director who serves as chairman of a standing committee of the Board will receive an additional annual retainer of $4,000.

   The Directors' Compensation Plan allows directors to elect to defer payment of all or any portion of the retainers and fees which will become due over the course of the year. Directors must make this election prior to January 1 of each year. However, if a director is appointed or elected during a calendar year, that director may make a deferral election within 30 days after becoming a director. We will distribute deferred amounts in a lump sum or in installments of cash or whole shares of common stock, at the election of the director made at the time of the deferral. Interest on cash deferrals will be credited at the prime rate in effect from time to time at Bank One Corporation (or its successor). Stock deferrals will be credited with dividends paid on shares of common stock from time to time. We have reserved a total of 61,000 shares of common stock for issuance under the Directors' Compensation Plan, subject to adjustment for certain corporate transactions affecting the number or type of outstanding shares.

   The Ryerson Tull Directors' 1999 Stock Option Plan provides that each non-employee director at the close of each annual meeting will be awarded a stock option having a value of $20,000 (based on the Black-Scholes option pricing model) and an exercise price equal to the fair market value of our common stock on the date of grant. Individuals who become non-employee directors other than at an annual meeting are awarded stock options at the time of their election or appointment as a non-employee director having a value that is prorated to reflect a partial year's service. The options awarded under the Directors' Stock Option Plan are 50% exercisable beginning the day after the six-month anniversary of the grant date and 100% after the earlier of the one-year anniversary of the grant date or the date of the next annual meeting. They expire no later than 10 years after the date of grant. A total of 300,000 shares of our common stock are reserved for issuance under the Directors' Stock Option Plan.

   We also pay the premiums on a business accident insurance policy insuring each non-employee director for up to $500,000.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

   The following table presents, as of March 1, 2000, the shares of Ryerson Tull common stock beneficially owned by each of our directors, each of the other named executive officers and our directors and executive officers as a group. Except as indicated otherwise, the beneficial owners have sole voting and investment power for these securities. Our common stock includes preferred stock purchase rights. No directors or executive officers beneficially owned any Series A Preferred Stock.

                                                    Number of Shares or  Percent
                                                    Amount of Securities   of
Name and Address of Beneficial Owner                     Owned(/1/)       Class
------------------------------------                -------------------- -------
Directors(/2/)
 Jameson A. Baxter.................................         6,440           *
 Richard G. Cline..................................         7,185           *
 Gary L. Crittenden................................         3,187           *
 James A. Henderson................................         8,798           *
 Gregory P. Josefowicz.............................         3,187           *
 Neil S. Novich....................................       212,190(/3/)      *
 Jerry K. Pearlman.................................        17,024           *
 Ronald L. Thompson................................        10,356           *

Named Executive Officers
 George A. Ranney, Jr.(/4/)........................        35,107(/5/)      *
 Jay M. Gratz......................................       143,322(/6/)      *
 Gary L. Niederpruem...............................        71,910(/7/)      *
 Thomas S. Cygan...................................        39,680(/8/)      *
 Stephen E. Makarewicz.............................        63,802(/9/)      *

All Directors and Executive Officers as a Group....       743,675(/10/)    2.9

--------
 (1) Includes shares credited to individual accounts in the Ryerson Tull Savings Plan. Shares shown as "subject to option" are subject to stock options exercisable on or prior to April 29, 2000.
 (2) Includes, for each non-employee Director, 1,870 shares subject to option and 290 shares payable or deferred under the Ryerson Tull Directors' Compensation Plan which are subject to forfeiture.
 (3) Includes 202,239 shares subject to option.
 (4) Resigned as a Chief Executive Officer and President effective upon the RT Merger, retired on April 1, 1999 and resigned as General Counsel on June 7, 1999.
 (5) Includes 25,000 shares subject to option.
 (6) Includes 125,355 shares subject to option and 4,050 shares held in trust for family members.
 (7) Includes 67,632 shares subject to option.
 (8) Includes 36,908 shares subject to option and 435 shares held jointly.
 (9) Includes 59,203 shares subject to option.
(10) Includes 639,416 shares subject to option, 610 shares held under restricted stock awards, 435 shares held jointly, 4,050 shares held in trust for family members and 250 shares held by the spouse of an executive officer.
*Less than 1.0%

             ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

   The following table sets forth, as of December 31, 1999, the only holders known to us to beneficially own more than 5% of our common stock.

                                       Number of Shares
   Name and Address of Beneficial        or Amount of     Percent of
   Owner                               Securities Owned     Class
   ------------------------------      ----------------   ----------
   FMR Corp.                              3,596,511(/1/)    14.12
   82 Devonshire Street
   Boston, MA 02109

   Merrill Lynch & Co., Inc.              1,996,388(/2/)     8.06
   250 Vesey Street
   World Financial Center North Tower
   New York, NY 10281

   Donald Smith & Co., Inc.               1,245,688(/3/)     5.02
   East 80 Route 4
   Paramus, NJ 07652

--------
(1) FMR Corp., on behalf of itself, Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity Equity-Income Fund, reported sole voting power as to 21,087 shares and sole dispositive power as to 3,596,511 shares.
(2) Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Asset Management Group and Merrill Lynch Special Value Fund, reported shared voting and dispositive power as to 1,996,388 shares.
(3) Reported sole voting and dispositive power as to 1,245,688 shares.

   Certain persons were also known to us to own beneficially more than 5% of the outstanding shares of Series A $2.40 Cumulative Convertible Preferred Stock. These shares vote together with our common stock, as a single class, on each matter being submitted to holders of our voting securities, and none of the owners of the Series A Preferred Stock own shares of Series A Preferred Stock having more than 1% of the combined voting power of our outstanding voting securities.

             REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                  DIRECTORS REGARDING EXECUTIVE COMPENSATION

   Our executive compensation programs are designed to attract and retain outstanding individuals as officers and key employees by rewarding such individuals based on their personal performance and on the financial performance of Ryerson Tull and its business units. The compensation system also is designed to align the incentives of executive officers with the interests of stockholders.

   The Compensation Committee (and predecessor committees described below) consists of independent non-employee directors, none of whom is or has been an employee of pre-merger Ryerson Tull, Ryerson Tull or any of their subsidiaries. Prior to the RT Merger, our executive compensation programs were administered by a Compensation Committee consisting of Jean-Pierre Rosso, Chairman, Joshua E. Smith and Arnold R. Weber (the "Inland Committee"), and pre-merger Ryerson Tull's programs were administered by the compensation committee of its board of directors, which consisted of Jerry K. Pearlman, Chairman, Jameson A. Baxter, Donald S. Perkins and Jean-Pierre Rosso. Effective upon the RT Merger, these last four individuals and Gary L. Crittenden comprised the Ryerson Tull Compensation Committee until our 1999 Annual Meeting of Stockholders. The Committee is now comprised of Mr. Pearlman, Chairman, Mrs. Baxter and Mr. Crittenden.

The Inland Committee

   The Inland Committee determined the compensation of Mr. Ranney in his capacity as Chief Executive Officer and President. Inland Steel Industries, Inc. paid that compensation and was reimbursed by pre-merger Ryerson Tull for a portion of that compensation.

   The Inland Committee periodically met with outside compensation consultants for assistance regarding our executive compensation program. The outside consultants provided advice on the competitiveness of the executive compensation, including comparisons between our compensation program and those of similarly sized industrial manufacturing companies. The Inland Committee also considered the compensation practices of other steel manufacturing companies.

   The design of our executive compensation programs increasingly emphasized pay-for-performance and stockholder value, with the goal of linking compensation to our total stockholder return and financial performance by placing a significant portion of an executive's compensation at risk. We intended both overall executive compensation and base salary to be equivalent to such compensation at the 50th percentile of comparable positions in the comparison group of companies.

   Mr. Ranney met regularly with the Inland Committee. In addition, all of the outside directors conducted an evaluation of Mr. Ranney's performance as it related to our achievement of the previous year's goals. The results of these meetings were an important element in compensation decisions made by the Inland Committee and the Inland Board of Directors.

   The Inland Committee terminated Inland's short-term incentive plan effective with the RT Merger on February 25, 1999, and made no further awards under that plan. The Inland Committee made no awards under the Inland 1995 Incentive Stock Plan to Mr. Ranney, in view of his resignation as Chief Executive Officer and President effective on the RT Merger and the fact that the acquisition of Inland Steel Company by Ispat International, N.V. in 1998 constituted a change in control under Mr. Ranney's change in control agreement. The Inland Committee authorized an amendment to Mr. Ranney's change in control agreement pursuant to which he would receive severance benefits, employee benefits and the ability to elect to have all of his out-of-the-money options continue to be exercisable in accordance with their terms or to have them cashed out and he agreed not to be employed by or perform services for certain competitors for a period of two years following his resignation from employment. The members of the Inland Committee resigned as directors of Inland effective with the RT Merger.

                                     Inland Committee
                                          Jean-Pierre Rosso, Chairman
                                          Joshua Smith
                                          Arnold R. Weber

The Ryerson Tull Committee

   The compensation of Company officers, including the named executive officers, is determined by the Ryerson Tull Committee.

   The Ryerson Tull Committee consults with outside compensation experts for assistance with executive compensation programs. The Ryerson Tull Committee intends to offer total compensation opportunities competitive with those offered by comparable companies. It compares the Company's compensation to compensation of both metal service center companies and select general distribution, industrial and service companies of comparable sales, assets and number of employees. The Ryerson Tull Committee utilizes the general distribution, industrial and service companies as its primary comparison group because most metal service center companies are not publicly owned, public information for those publicly owned metal service center companies shows that few have long-term incentive programs, and no metal service center company has revenues comparable to the revenues of Ryerson Tull.

   The Ryerson Tull Committee intends total compensation for executive officers to be equivalent to the median of total compensation in the comparison group of general distribution, industrial and service companies, establishes base salaries generally at or below the median for base salaries in the comparison group of companies, and sets short-term and long-term incentives at or above the median for these incentives at the comparison group of companies. The Ryerson Tull Committee generally targets base compensation as one-half of the total target compensation opportunity for executive officers and short- and long-term incentive pay as the remaining half. Short-term and long-term incentive compensation is variable, fluctuating from year to year depending on business unit performance, corporate performance, and industry performance.

   Mr. Novich, as Chief Executive Officer of pre-merger Ryerson Tull and, since the RT Merger, of Ryerson Tull, meets regularly with the Ryerson Tull Committee and with the non-management directors. These meetings include an annual review by all of the outside directors of the chief executive officer's financial, operating and organizational goals and an evaluation of Mr. Novich's performance as it relates to achievement of the prior year's goals. The results of that evaluation are an important element in the compensation decision made by the Ryerson Tull Committee and the Board of Directors of both the Company and pre-merger Ryerson Tull.

   The Ryerson Tull Committee reviews the base salary compensation of executive officers annually, reviews comparable positions in the comparison groups of companies, and then makes recommendations to the Board. In February 1999, Mr. Novich's base salary was increased to $500,000 in recognition of the expansion of his responsibilities as chairman of the board of directors and chief executive officer of the fully independent post-merger corporation.

   Short-term incentive compensation is payable to the executive officers named in the "Summary Compensation Table" under the Ryerson Tull, Inc. Annual Incentive Plan and is included in the amount set forth under the "Bonus" column of the table. This plan generally provides for cash awards based on a specified percentage of a participant's salary earnings (the "AIP target") and the extent to which corporate and (or) business unit performance standards are achieved for the year. The Ryerson Tull Committee has historically used two performance measures, operating return on operating assets and revenue growth, with the formula weighted to operating return on operating assets.

   In establishing the performance formulas under this Plan for 1999, the Ryerson Tull Committee made certain adjustments to performance targets in order to reflect additional corporate expenses associated with assumption of corporate functions performed by the pre-merger parent company. After an appraisal of base salary plus short-term incentives at the Company relative to the comparison group, the Ryerson Tull Committee also adjusted the specified AIP target percentage of salary earnings for the top three named executive officers to reflect competitive factors. As a result of the latter adjustment, in the case of Messrs. Novich, Gratz and Niederpruem, the AIP target percentage of base salary was set at a percentage of the median base annual salary for like positions in the comparison group of companies. These one-time adjustments caused an increase in bonus paid relative to attainment of the performance factors in 1999 compared to 1998.

   In 1999, all but one business unit of Ryerson Tull achieved each of the threshhold levels of return on operating assets and revenue growth established for such units. The Ryerson Tull Committee computed the award payments to Mr. Novich based upon the 1999 return on operating assets and revenue growth achieved by the Company overall. The award payment to Mr. Gratz was computed on a 50/50 split between the 1999 return on operating assets and revenue growth of the Company and of its coil processing division, which reports to him; to Mr. Niederpruem on a 25/75 split between the 1999 return on operating assets and revenue growth achieved by the Company and by four business units comprising the general line business, which report to him; and to Messrs. Cygan and Makarewicz on the 1999 return on operating assets and revenue growth achieved by their respective business units.

   Grants and awards made in 1999 by the Ryerson Tull Committee under the Ryerson Tull 1995 Incentive Stock Plan were intended to provide executive officers not only with additional incentives for outstanding individual performance but also with an opportunity to acquire an ownership stake in Ryerson Tull and thereby more closely align their interests with those of the stockholders. Grants and awards under the plan may consist of stock options, stock appreciation rights, restricted stock awards, and performance awards, or combinations thereof. Under the plan, stock options and stock appreciation rights may be granted at not less than the fair market value of our common stock on the date of grant and are generally exercisable for a period not exceeding ten years. On the date of the RT Merger, all outstanding stock awards, grants and options under the Ryerson Tull 1996 Incentive Stock Plan were replaced by stock awards, grants and options for our common stock at a ratio of 0.61 shares of our common stock for each share of pre-merger Ryerson Tull Class A common stock. The exercise price of each option and SAR under this plan was adjusted to equal its pre-conversion price divided by 0.61. Converted awards, grants and options continue to be governed by the terms of the pre-merger Ryerson Tull 1996 Incentive Stock Plan.

   The Ryerson Tull Committee established new stock awards after review of a compensation analysis for officer positions of the Company, based on a comparative company survey of compensation practices at the comparison group of companies and a summary of executive compensation issues prepared by our outside executive compensation consultants. These awards were intended to provide incentives to improve stockholder value, to encourage executive retention and to remain competitive in executive recruitment. The Ryerson Tull Committee granted to named executive officers option awards totaling 229,000 shares during 1999 payable in common stock, including the following awards:
Mr. Novich, 113,500 shares; Mr. Gratz, 43,500 shares; Mr. Niederpruem, 43,500 shares; Mr. Cygan, 13,500 shares; and Mr. Makarewicz, 15,000 shares. The Ryerson Tull Committee made no restricted stock awards or performance awards to named executive officers in 1999.

   In 1993, Section 162(m) was added to the Internal Revenue Code, which limits deductibility of certain compensation for named executive officers. The Ryerson Tull Committee intends that our compensation plans generally satisfy the requirements of Section 162(m) for maximum deductibility for Federal income tax purposes of payments made under such plans to named executive officers. In the event the Ryerson Tull Committee determines that it is advisable to grant awards to named executive officers that may not so qualify for deductibility, the Ryerson Tull Committee reserves the right to make such awards, taking into consideration the financial effects of such awards on Ryerson Tull.

                                     Ryerson Tull Committee
                                          Jerry K. Pearlman, Chairman
                                          Jameson A. Baxter
                                          Gary L. Crittenden

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   The following chart compares the cumulative total stockholder return on our common stock for the five-year period ended December 31, 1999, with the cumulative total return of the Standard and Poor's Mid Cap 400 Index, and to a peer group of metals distributors. Our performance prior to 1999 reflects an additional line of business, steel manufacturing, which at the time represented approximately half of our business. The peer group's performance for the entire time period reflects primarily the metals distribution business. Our performance for 1999 does not include our former steel manufacturing business.

   Prior to 1999, we were included in both the Standard & Poor's 500 Composite Stock Index and the Standard & Poor's Steel Index, but were removed from those indices in 1998 due to changes in our market capitalization and line of business as determined by Standard and Poor's. As a result, we no longer include these indices in the chart below.

   Also during 1998, we were added to the S&P Mid Cap 400 Index. Because there is no nationally recognized industry index consisting of metals distributors to be used as a peer group index, we constructed our own peer group consisting of seven other public companies in the metals distribution industry. The peer group includes A.M. Castle & Co., Friedman Industries Incorporated, Huntco Inc., Metals USA, Inc., Olympic Steel, Inc., Reliance Steel & Aluminum Co. and Steel Technologies Inc. This comparison assumes the investment of $100 on December 31, 1994 and the reinvestment of dividends.

                               [LINE CHART]
               RYERSON TULL INC.   PEER GROUP   S&P MIDCAP 400
               -----------------   ----------   --------------

12/94          $100.00             $100.00      $100.00
12/95          $ 71.94             $123.16      $130.94
12/96          $ 57.80             $172.41      $156.08
12/97          $ 49.96             $181.06      $206.43
12/98          $ 49.68             $124.85      $236.21
12/99          $ 57.82             $138.27      $270.99

   The following chart compares the cumulative total stockholder return on pre-merger and post-merger Ryerson Tull stock for the period from June, 1996, following the pre-merger Ryerson Tull initial public offering, through December 31, 1999, with the cumulative total return of the Standard and Poor's Mid Cap 400 Index, and to the peer group of metals distributors. This comparison assumes the investment of $100 on June 30, 1996 in the indices and in pre-merger Ryerson Tull Class A common stock, the exchange of the Class A stock for
0.61 shares of our common stock on February 25, 1999 and the reinvestment of dividends.

                                   [CHART]
                    Ryerson Tull Inc.     Peer Group      S&P Midcap 400
                    -----------------     ----------      --------------
6/96                     100.00             100.00            100.00
12/96                     83.72              89.70            109.15
12/97                     86.43              94.20            144.35
12/98                     60.47              64.96            165.18
12/99                     74.03              72.00            189.50

                            EXECUTIVE COMPENSATION

   The following table presents the 1997, 1998 and 1999 compensation for Messrs. Novich and Ranney, who acted as chief executive officers of the Company during 1999, and the Company's other four most highly compensated executive officers. The compensation listed in the table includes compensation paid by us, pre-merger Ryerson Tull and other subsidiaries.

Summary Compensation Table

                                                                     Long-Term
                                  Annual Compensation              Compensation
                               --------------------------      ---------------------
                                                                  Awards    Payouts
                                                               ------------ --------
                                                  Other         Securities
                                                  Annual        Underlying            All Other
Name and Principal                               Compen-          Stock       LTIP     Compen-
Position                  Year  Salary   Bonus    sation       Options(/1/) Payouts  sation(/2/)
------------------        ---- -------- -------- --------      ------------ -------- -----------
Neil S. Novich            1999 $492,300 $320,400 $      0        113,500    $      0  $ 34,387
Chairman, Director,
 President                1998  441,472  146,900        0        150,000           0    33,858(/3/)
and Chief Executive
 Officer                  1997  418,309  329,600        0         60,000           0    20,908

George A. Ranney, Jr.(4)  1999 $ 81,008 $      0 $      0              0    $      0  $720,288
President and             1998  329,230  418,900        0         25,000     227,133     8,444
Chief Executive Officer   1997  313,750  144,325        0              0           0     7,685

Jay M. Gratz              1999 $371,741 $203,000 $      0         43,500    $      0  $ 17,563
Executive Vice President
 and                      1998  329,834  417,000        0         80,000     272,560   168,274(/3/)
Chief Financial Officer   1997  309,584  142,409        0              0           0    15,474

Gary J. Niederpruem       1999 $276,262 $124,500 $      0         43,500    $      0  $ 12,820
Executive Vice President  1998  227,857   79,100  119,968(/5/)    30,000       1,969     9,443(/3/)
                          1997  199,527  114,262        0         30,000           0     9,967

Thomas S. Cygan           1999 $184,538 $ 77,500 $      0         13,500    $      0  $  8,567
President--Ryerson West   1998  168,865   52,000        0         18,000           0     6,997
                          1997  161,881   69,917        0         18,000           0     7,533

Stephen E. Makarewicz     1999 $203,217 $ 84,800 $      0         15,000    $      0  $  9,573
President--Tull           1998  194,786   86,000        0         27,000           0     8,083(/3/)
                          1997  187,809   89,439        0         27,000           0     8,353

--------
(1) Awards consist of options to purchase our common stock. Awards to Messrs. Novich, Makarewicz, Niederpruem and Cygan prior to the RT Merger consisted of options to purchase pre-merger Ryerson Tull Class A common stock. At the effective time of the RT Merger, each outstanding option to purchase shares of pre-merger Ryerson Tull Class A common stock was replaced by an option to purchase 0.61 shares of our common stock.
(2) For Mr. Ranney, amounts include $301,250 in severance payments under his change-in-control agreement, $400,000 paid in consideration for his agreement not to compete and $19,038 for accrued vacation pay. For Mr. Gratz, amounts include $150,000 for agreeing not to become an employee of, or provide consulting or other services to, certain competitors prior to November 6, 2000. Amounts otherwise represent the value of vested and unvested employer contributions and allocations to defined contribution plans of Ryerson Tull and its subsidiaries.
(3) Includes amounts representing a portion of employer contributions to the Ryerson Tull Savings Plan and the Ryerson Tull Non-Qualified Savings Plan which were not calculable in time for the 1999 Annual Meeting proxy statement.
(4) Elected President and Chief Executive Officer effective November 1, 1998 and resigned as President and Chief Executive Officer February 25, 1999. Mr. Ranney also held the positions of Vice President and General Counsel during 1998. He retired on April 1, 1999 and resigned as General Counsel on June 7, 1999.
(5) Represents reimbursement of relocation expenses and related tax gross-up.

Individual Option Grants in 1999

   The following table presents information with respect to (a) individual grants of options that were made during the last fiscal year to the named executive officers and (b) the present value of such options on the grant date.

                          Number of    Percent of
                          Securities  Total Options
                          Underlying   Granted to                         Grant Date
                           Options    Employees in   Exercise  Expiration  Present
Name                     Granted(/1/)  Fiscal Year  Price(/2/)    Date    Value(/3/)
----                     ------------ ------------- ---------- ---------- ----------
Neil S. Novich..........   113,500        26.1%      $16.0313   03/08/09   $741,155
Jay M. Gratz............    43,500        10.0%       16.0313   03/08/09    284,055
Gary J. Niederpruem.....    43,500        10.0%       16.0313   03/08/09    284,055
Thomas S. Cygan.........    13,500         3.1%       16.0313   03/08/09     88,155
Stephen E. Makarewicz...    15,000         3.5%       16.0313   03/08/09     97,950

--------
(1) Awards consisted of options to purchase common stock that are transferable, with the advance written consent of the Compensation Committee, (a) to a spouse or descendants or (b) to a trust for the benefit of the optionee, his or her spouse or descendants. See "-- Employment and Change in Control Agreements" for option provisions regarding any change in control of Ryerson Tull.
(2) The exercise price is equal to the average of the high and low price of our common stock on the New York Stock Exchange Composite Transactions on the date of grant. The exercise price may be paid by delivery of already-owned shares, and an optionee may elect to have Ryerson Tull withhold shares of stock (or accept already-owned shares) to satisfy tax withholding obligations with respect to option exercises or payments.
(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted under the incentive stock plans during 1999. The use of this pricing model should not be construed as an endorsement of the model's accuracy at valuing options. For purposes of calculating the value of the options as of the grant date, the following assumptions were made: the option term is 10 years, the volatility of our common stock is 41.84% (calculated using monthly stock prices of a comparable peer group for the five-year period prior to the grant date), the ten-year risk-free interest rate is 5.2% for grants, the annualized dividend yield is 1%, and the expected term is 5 years. The value of the options granted in 1999 depends upon the actual performance of our common stock during the applicable period; the actual value, if any, that an option grantee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised.

Aggregated Option Exercises and Year End Option Values

   The following table presents the value realized upon option exercises during 1999, the number of shares underlying the options held at the end of 1999 by the named executive officers and the value of their holdings based on the closing price on December 31, 1999 for our common stock.

                          Shares                Number of Shares Underlying  Value of Unexercised In-
                         Acquired                 Unexercised Options at         The-Money Options
                            on     Value              Fiscal Year-End           at Fiscal Year-End
Name                     Exercise Realized      (Exercisable/Unexercisable) (Exercisable/Unexercisable)
----                     -------- --------      --------------------------- ---------------------------
Neil S. Novich..........      --        --            121,596/186,883             $     0/386,604
George A. Ranney, Jr....  48,000  $255,000(/1/)              25,000/0                    32,031/0
Jay M. Gratz............      --        --             111,000/68,500(/2/)         38,591/180,200(/2/)
Gary J. Niederpruem.....      --        --              47,055/55,061                   0/148,170
Thomas S. Cygan.........      --        --              25,096/25,213                    0/45,984
Stephen E. Makarewicz...      --        --              43,218/31,471                    0/51,093

--------
(1) Represents the cash-out of options to purchase such shares of our common stock in an amount equal to the excess of the change in control price of $29.625 over the exercise price per share in accordance with Mr. Ranney's change in control agreement.
(2) See "--Employment and Change in Control Agreements" for information concerning the value of these options under Mr. Gratz's change in control agreement.

Pension Benefits

   The following table shows the maximum annual pension benefits payable on a straight life annuity basis to employees in various earnings classifications upon retirement at age 65 under our pension plans. In general, benefits for salaried employees are based on two factors: (1) years of benefit service, and
(2) average monthly earnings, based on the highest 36 months of earnings during the participant's last ten years of service, except for employees eligible for the transition rules relating to age and service. For this purpose, earnings generally consist of salary plus bonus as reported in the Summary Compensation Table. All benefit amounts shown in this table are subject to offset based upon Social Security earnings.

                              Pension Plan Table

Average Annual Earnings        Annual Pension Benefits for Years of Service Shown
for the Applicable       --------------------------------------------------------------
Years-of-Service Period  5 Years  10 Years 15 Years 20 Years 25 Years 30 Years 35 Years
-----------------------  -------- -------- -------- -------- -------- -------- --------
$  200,000.............. $ 17,000 $ 34,000 $ 51,000 $ 68,000 $ 85,000 $102,000 $119,000
   400,000..............   34,000   68,000  102,000  136,000  170,000  204,000  238,000
   600,000..............   51,000  102,000  153,000  204,000  255,000  306,000  357,000
   800,000..............   68,000  136,000  204,000  272,000  340,000  408,000  476,000
 1,000,000..............   85,000  170,000  255,000  340,000  425,000  510,000  595,000
 1,200,000..............  102,000  204,000  306,000  408,000  510,000  612,000  714,000

   As of March 1, 2000, the named executive officers were credited with the following years of service: Neil S. Novich--3 years; Jay M. Gratz--24 years; Gary J. Niederpruem--26 years; Thomas S. Cygan--34 years and Stephen E. Makarewicz--16 years. Pension benefits for Messrs. Gratz, Niederpruem, Cygan and Makarewicz, whose age and service met certain transition criteria adopted in connection with the freeze of the Ryerson Tull Pension Plan, effective December 31, 1997, will continue to accrue pension benefits until the earlier of December 31, 2002 or their date of retirement. At that date, their pension benefit will be frozen. Until then, they are subject to limits on certain company-paid contributions to employees' accounts under the Ryerson Tull Savings Plan. Ryerson Tull paid a lump-sum retirement benefit under non-qualified supplemental retirement plans to Mr. Ranney, who retired on April 1, 1999 credited with 26 years of service.

   Certain pension benefits in excess of the limitations imposed by the Internal Revenue Code of 1986 will be paid by Ryerson Tull under unfunded non-contributory supplemental retirement plans. For any officer or employee who is age 55 or older with at least five years of service and annual compensation in excess of $170,000, these plans generally permit us to satisfy obligations to pay benefits upon retirement at age 65 by (a) purchasing annuities (and paying a tax gross-up to the officer or employee) or (b) paying a lump sum amount at the time of retirement. No annuities were established for named executive officers in 1999.

   In the event of a change in control (as defined in the applicable plan), all benefits accrued under the pension plan and the supplemental plans will become fully and irrevocably vested and distributable to participants as provided by the terms of those plans. If, within three years following a change in control, there is a termination of the Ryerson Tull Pension Plan, or a substantial reduction in accruals under the Ryerson Tull Pension Plan, assets will first be used to provide retiree medical benefits and then will be applied to increase retirement benefits to affected participants on a pro rata basis. Special rules also apply if, after a change in control, the Ryerson Tull Pension Plan is merged with another plan or if assets are transferred from the Ryerson Tull Pension Plan to another plan. This distribution would occur within three years of a change in control, and, within this three-year period, there are limitations on amendments to the Ryerson Tull Pension Plan.

   We provide pension benefits to eligible salaried employees of our subsidiary, J. M. Tull, under a separate benefit schedule. The Tull benefit schedule is not subject to the benefit freeze described above. The maximum annual pension benefits payable under this schedule are approximately 3% higher than those shown in the above table for comparable earnings and service. The Tull benefit schedule does not cover any executive officers, but Mr. Makarewicz is credited with 12 years of service under the Ryerson Tull Pension Plan according to the Tull benefit schedule and has a lump sum benefit accrued as his Tull benefit.

Employment and Change in Control Agreements

   Under our incentive stock plans, upon the occurrence of a change in control event, (i) the value of all outstanding stock options, stock appreciation rights and restricted stock awards (whether or not then fully exercisable or vested) will be cashed out at specified prices as of the date of the change in control, except that (a) certain stock options or stock appreciation rights outstanding for less than six months will not be cashed out until six months after the grant date and (b) restricted stock awards may immediately vest; and
(ii) all outstanding performance awards will be cashed out in the amounts and manner determined by the Compensation Committee.

   We have entered into change in control agreements with each of the named executive officers, the present terms of which expire on December 31, 2000, but which are automatically extended for additional one-year periods thereafter, unless we give notice prior to June 30 that we do not wish to extend such agreements for another year or unless a change in control (as defined below) or other limited events occur. We have not given such notice of nonrenewal to date.

   For purposes of the agreements, a "change in control" shall generally be deemed to occur if:

      (1) any person becomes the owner of 40% or more of the combined voting power of our then-outstanding securities;

      (2) during any two-year period, the majority of the Board changes without the approval of two-thirds of the directors who either were directors at the beginning of the period or whose election was previously so approved;

      (3) holders of our voting securities approve a merger or consolidation with another company in which our voting securities, in combination with voting securities held by any trustee or fiduciary under any employee benefit plan, do not continue to represent at least 60% of the combined voting power of the voting securities of the surviving entity;

      (4) holders of our voting securities approve a complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or

      (5) there occurs, with respect to a "Related Company," (a) a sale or disposition of securities representing 50% or more of the combined voting power of the Related Company's securities, (b) a merger or consolidation of a Related Company with a person in which a majority-owned direct or indirect subsidiary of Ryerson Tull does not own at least 50% or more of the combined voting power of the surviving entity, or (c) the sale or disposition of all or substantially all of the assets of a Related Company to a person other than Ryerson Tull or a majority-owned subsidiary of Ryerson Tull.

   A "Related Company" is an executive's employer, a direct or indirect parent of the employer or a subsidiary of the employer that is also a significant subsidiary of Ryerson Tull within the meaning of Rule 405 under the Securities Act of 1933.

   These agreements generally provide that if an executive resigns from employment within the period ending 24 months after the month in which a change in control occurs, either (1) other than for cause or other than as a consequence of death, disability or retirement or (2) for reasons relating to a diminution of responsibilities, compensation or benefits or a significant relocation of the executive's principal place of business ("Good Reason"), he or she will receive:

  . a lump sum payment (the "Severance Payment") equal to three times (two times in the case of Messrs. Cygan and Makarewicz) the sum of (1) the current annual base salary plus (2) the average annual incentive bonus paid for the five years preceding resignation from employment, excluding any years in which the bonus was zero;

  . cash in lieu of any allocations, unpaid awards or rights under our annual or other incentive compensation plans;

  . cash equal to the value of outstanding stock options granted under our stock option plans at specified prices;

  . vesting of outstanding performance awards that would have been earned for the year in which the change in control occurs had the applicable performance targets been satisfied for that year;

  . life, disability, accident and health insurance as provided in our insurance programs for a period of 36 months (24 months in the case of Messrs. Cygan and Makarewicz) after resignation from employment;

  . cash in lieu of three years (two years in the case of Messrs. Cygan and Makarewicz) of additional accrued benefits under our pension plan; and

  .  legal fees and expenses incurred as a result of such resignation.

The agreements do not limit or reduce any benefits that the executive may be entitled to receive pursuant to any other agreement upon a change in control. The agreements provide that the executive will be paid an additional amount which, after payment of all taxes thereon, is equal to any excise tax imposed. While this provision will preserve the severance agreement benefits for the executives, we will not be entitled to a federal income tax deduction for this excise tax payment.

   The agreements also provide benefits if the executive resigns from employment with Ryerson Tull for a reason other than cause coincident with or prior to a change in control and within twelve months after the occurrence of a "potential change in control" if a change in control or certain other limited events occur coincident with or within six months after his or her resignation. A "potential change in control" generally occurs if:

  . we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

  . any person (including Ryerson Tull) publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a change in control;

  . any person who is or becomes the owner of 9.5% or more of the combined voting power of our then-outstanding securities increases beneficial ownership of such securities by 5% or more over the percentage so owned on the date of the agreements; or

  . the Board adopts a resolution that a potential change in control has occurred for purposes of the agreements.

   Ispat International's acquisition of Inland Steel Company constituted a change in control under the change in control agreements with respect to Ryerson Tull and ISC but not with respect to pre-merger Ryerson Tull. After that acquisition, Ryerson Tull and Messrs. Ranney and Gratz entered into amendments to their respective change in control agreements. Under their amended agreements they continue to be entitled to legal fees and payments with respect to any excise taxes in accordance with the original agreements. Pursuant to Mr. Ranney's amended agreement, (1) his resignation was for Good Reason; (2) he received a lump-sum payment of $76,500 in lieu of three years of additional accrued benefits under the pension plan; (3) his resignation was deemed an early retirement with the consent of the Compensation Committee which permits him to exercise his stock options for up to five years after his resignation; (4) he is entitled to certain employee benefits for 36 months after his resignation; (5) he received a lump sum severance amount of $260,000; and (6) he elected to have certain of his options cashed out at the change in control price of $29.625 per share (for which he realized $255,000). Mr. Ranney also received $400,000 for agreeing not to be employed by or perform services for certain competitors for a period of two years following his resignation. Under an earlier agreement, Mr. Ranney was treated for nonqualified pension purposes as if he had been continuously employed from 1973, when he first joined Ryerson Tull.

   We have instituted a practice of requiring non-compete and non-solicitation agreements from executive officers, including each of the named executive officers, that provide for a post-termination non-compete and non-solicitation period and salary and benefit continuation if the executive is discharged without cause or resigns for "good reason."

   These agreements also generally provide that if an executive's termination occurs, either (1) other than for cause or other than as a consequence of death, disability or retirement or (2) for Good Reason (including the failure to provide bonus opportunities or stock awards based on historical practice in the case of Mr. Novich), he will receive his salary, bonus and benefits in effect as of his termination date. The bonus shall be two (three in the case of Mr. Novich) payments of the average annual amount of the award paid to him for the three years immediately preceding that in which the termination date occurs (excluding any years in which the bonus was zero in the case of Mr. Novich). Twenty-four (thirty-six in the case of Mr. Novich) months of additional age and service credit will be provided for determining an executive's supplemental pension benefits using the methodology described in his change in control agreement except that any lump sum payment will be made twenty-four (thirty-six in the case of Mr. Novich) months after the executive's termination date and only if he has not violated the confidentiality, nonsolicitation and noncompetition provisions of his employment agreement.

   Mr. Novich's agreement further provides that all existing unvested options as of his termination date would become vested and he would be afforded a 36-month extension (but not beyond the original termination date of the option) from his termination date to exercise any remaining unexercised options that had not expired before his termination date. The agreement also provides Mr. Novich with certain opportunities to exercise his options in a cashless exchange, indemnification, financial services counselling, and executive outplacement and office services following his termination.

   In lieu of payments under his change in control agreement, Mr. Gratz's employment agreement was amended to provide that Mr. Gratz would resign as Vice President and Chief Financial Officer on November 30, 1998 and become employed by pre-merger Ryerson Tull. The amendment provides that Mr. Gratz will be entitled to a change in control agreement from pre-merger Ryerson Tull but would not be entitled to severance benefits under his existing agreement upon resignation from employment with Ryerson Tull. Pursuant to his amended change of control agreement, Mr. Gratz is entitled (1) to receive cash equal to the change in control price of $29.625 per share less the exercise price in lieu of shares of our common stock issuable upon exercise of options previously awarded to him ($579,312 in the aggregate) at any time on or before November 6, 2001 (but not beyond the original term of any such option); (2) upon resignation from his employment, to receive life, disability, accident and health insurance benefits and other employee fringe benefits; (3) upon the earlier of the date of his resignation or January 1, 2001, to receive a lump sum payment of all non-qualified retirement benefits, calculated as if he had an additional three years of accrued benefits and as if payments were then to start immediately without actuarial reduction; and (4) to receive a retention bonus of $250,000 on January 1, 2000. Mr. Gratz received $150,000 for agreeing not to become an employee of, or provide consulting or other services to, certain competitors prior to November 6, 2000.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   We paid the law firm of Mayer, Brown & Platt approximately $1.6 million for legal services and other charges during 1999. George A. Ranney, Jr., President and Chief Executive Officer prior to February 25, 1999 in connection with the winding down of Inland Steel Industries, Inc., and our General Counsel and Secretary prior to June 7, 1999, is a partner with Mayer, Brown & Platt. Mr. Ranney's employment agreement with us provided that he would retain his partnership at Mayer, Brown & Platt but would receive no financial benefit from the law firm for his work with us. We have retained Mayer, Brown & Platt for services during 2000.

   In February 1999, the Company made a charitable contribution in the name of Mr. Ranney to the Chicago Community Foundation Donor Advised Fund in the amount of $400,000 to honor his services to us. Effective as of April 1, 1999, the Company retained Mr. Ranney for professional services for a fee payable to Mayer, Brown & Platt of $10,000 per month, plus reasonable expenses. Under the retainer agreement, Mr. Ranney agreed to make himself personally available to advise and provide counsel on strategic and other issues.

                           PROPOSALS OF STOCKHOLDERS

   Proposals of stockholders which are intended to be included in our proxy statement for the 2001 Annual Meeting pursuant to SEC Rule 14a-8 must be received by us no later than November 16, 2000, and must otherwise comply with that rule to be included in the Company's proxy materials for that meeting.

   A stockholder that intends to present business at the 2001 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in our By-laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-laws, to the Secretary of Ryerson Tull not less than 90 days and not more than 120 days in advance of the day corresponding to the date of mailing the proxy materials for the prior year's annual meeting of stockholders. Therefore, because we anticipate mailing our proxy statement on March 16, 2000, we must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than November 16, 2000, and no later than December 16, 2000.

                                 OTHER MATTERS

   The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of the Annual Meeting. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                          By order of the Board of Directors,

                                          Joyce E. Mims
                                          Secretary

March 16, 2000
Chicago, Illinois

-------------------------------------------------------------------------------

   Each stockholder, whether or not you expect to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

                                                                      NOTICE OF
                                                                 ANNUAL MEETING
                                                                OF STOCKHOLDERS
                                                            AND PROXY STATEMENT

                                                -------------------------------
                                                             RYERSON TULL, INC.
                                                                           2000

PROXY                                                                      PROXY
                               Ryerson Tull, Inc.

                         Confidential Voting Directions
                 Solicited on Behalf of the Board of Directors

  As a Participant in the Ryerson Tull Savings Plan, I hereby direct LaSalle National Bank, as Trustee of the ESOP Trust which forms a part of such plan, to vote all shares of common stock of Ryerson Tull, Inc. that are credited to my account in the ESOP Trust as of March 7, 2000 at the Annual Meeting of Stockholders of the Company to be held April 27, 2000 and at any adjournment thereof. Unless otherwise specified, all shares allocated to the undersigned's Plan account will be voted FOR the election of directors, and in the discretion of the Trustee or its proxies upon any and all other matters that may properly come before such annual meeting or any adjournment thereof. The Trustee shall vote all shares allocated to participants' Plan accounts for which properly completed confidential voting directions are not received prior to 5:00 p.m., Chicago time, on April 26, 2000 and all unallocated shares held in the ESOP Trust in the same proportion as the shares with respect to which properly completed confidential voting directions have been timely received from participants in the ESOP Trust.

                        (Please complete on other side)

[                                                                              ]

                              RYERSON TULL, INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (0)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1

1. Election of Directors.
   01-Jameson A. Baxter,   02-Richard G. Cline,       03-Gary L. Crittenden,
   04-James A. Henderson,  05-Gregory P. Josefowicz,  06-Neil S. Novich,
   07-Jerry K. Pearlman,   08-Ronald L. Thompson

         --------------------------
         Nominee Exception

                  For All
   For  Withheld  Except
   ( )     ( )      ( )

2. In the discretion of the proxies to vote upon any and all other matters which may properly come before such annual meeting or any adjournment thereof.


     Dated: _____________________________________________________________ , 2000

Signature(s)____________________________________________________________________

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date and return promptly.

                       INSTRUCTIONS TO PLAN PARTICIPANTS

  Please date and sign your name (exactly as it appears on the accompanying Confidential Voting Directions) in the space provided and return the Confidential Voting Directions in the enclosed postage-paid envelope to direct LaSalle National Bank, as Trustee of the ESOP Trust, to vote your shares in the Plan.

  All shares of the Company's common stock allocated to your account in the Ryerson Tull Savings Plan, whether vested or unvested, will be voted by LaSalle National Bank, Chicago, Illinois, as the ESOP Trustee, according to your directions. IF THE CONFIDENTIAL VOTING DIRECTIONS ARE RETURNED SIGNED WITH NO VOTING DIRECTIONS MARKED, YOU WILL BE DEEMED TO HAVE DIRECTED THE ESOP TRUSTEE TO VOTE ALL SHARES ALLOCATED TO YOUR ACCOUNT IN THE MANNER SPECIFIED IN BOLDFACE TYPE ON THE FRONT OF THE CONFIDENTIAL VOTING DIRECTION. THE ESOP TRUSTEE SHALL VOTE ALL SHARES ALLOCATED TO PARTICIPANTS' ACCOUNTS FOR WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS ARE NOT RECEIVED PRIOR TO 5:00 P.M., CHICAGO TIME, ON APRIL 26, 2000 AND ALL UNALLOCATED SHARES HELD IN THE ESOP TRUST, IN THE SAME PROPORTION AS THE SHARES WITH RESPECT TO WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS HAVE BEEN TIMELY RECEIVED FROM PARTICIPANTS IN THE ESOP TRUST.

  PLEASE DATE, SIGN AND RETURN THE CONFIDENTIAL VOTING DIRECTIONS PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, SO THAT YOUR SHARES WILL BE VOTED IN THE MANNER YOU DESIRE. YOU MAY REVOKE YOUR VOTING DIRECTIONS AT ANY TIME PRIOR TO 5:00 P.M., CHICAGO TIME, ON APRIL 26, 2000.

  If, in addition to being a Participant with an account in the ESOP Trust, you were a stockholder of the Company on March 7, 2000, you will receive a separate Proxy and Proxy Statement from the Company. You are requested to sign, date and return that Proxy in the postage-paid envelope provided. Legal requirements provide for the separate solicitation of Participants with an account in the ESOP Trust who are also stockholders of the Company.

Dear Stockholder:

   Enclosed are your Proxy and Proxy Statement for the 2000 Annual Meeting of Stockholders of Ryerson Tull, Inc. Voting with respect to any common stock held by you of record in certificate form, any common stock credited to your account under the Shareholder Investment Service, and any Series A $2.40 Cumulative Convertible Preferred Stock held by you of record is consolidated on the enclosed Proxy.

   If, in addition to being a stockholder of the Company on March 7, 2000, you are a participant with accounts in the ESOP Trust, you also will receive Confidential Voting Directions and Instructions to Plan Participants from the Company asking you to sign, date and return the Confidential Voting Directions in the postage-paid envelope provided with such Directions.

   PLEASE VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU DECIDE TO ATTEND THE MEETING, TO ENSURE THAT YOUR VOTE IS REPRESENTED.

PROXY                                                                      PROXY
                               Ryerson Tull, Inc.

              Proxy Solicited on Behalf of The Board of Directors

  The undersigned hereby appoints Neil S. Novich, Jay M. Gratz and Joyce E. Mims, and each of them, as attorneys and proxies (with full power of substitution in each) to vote all common stock of the Company that the undersigned is entitled to vote (including any common stock credited to the account of the undersigned under the Company's Shareholder Investment Service) and all Series A $2.40 Cumulative Convertible Preferred Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held April 27, 2000 and at any adjournment thereof. Unless otherwise specified, this proxy will be voted FOR the election of directors, and in the discretion of the proxies on any and all other matters that may properly come before such Annual Meeting or any adjournment thereof.

                        (Please complete on other side)

[                                                                              ]

                              RYERSON TULL, INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (0)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1

1. Election of Directors.
   01-Jameson A. Baxter,   02-Richard G. Cline,       03-Gary L. Crittenden,
   04-James A. Henderson,  05-Gregory P. Josefowicz,  06-Neil S. Novich,
   07-Jerry K. Pearlman,   08-Ronald L. Thompson

         --------------------------
         Nominee Exception

                  For All
   For  Withheld  Except
   ( )     ( )      ( )

2. In the discretion of the proxies to vote upon any and all other matters which may properly come before such annual meeting of any adjournment thereof.


     Dated: _____________________________________________________________ , 2000

Signature ______________________________________________________________________

--------------------------------------------------------------------------------
Please date, sign and return promptly.